                                                                     EXHIBIT 3.1

                          CERTIFICATE OF ELIMINATION OF
                               SERIES D CUMULATIVE
                           PAY-IN-KIND PREFERRED STOCK
                                       OF
                                 PANAVISION INC.

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation Law)

                  Panavision Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify as follows:

                  First: Pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the
Company (the "Certificate of Incorporation"), the Board of Directors of the
Company adopted resolutions creating and authorizing the issuance of a series of
300,000 shares of Preferred Stock designated as Series D Cumulative Pay-In-Kind
Preferred Stock (the "Series D Preferred Stock").

                  Second: The Company has repurchased or reacquired 215,274
shares of its Series D Preferred Stock previously issued, and none of the authorized shares of the Series D Preferred Stock is outstanding and none will be issued subject to the Certificate of the Designations, Powers, Preferences
and Rights previously filed with respect to the Series D Preferred Stock.

                  Third: At a duly convened meeting of the Board of Directors of the Company on November 10, 2004, the Board of Directors adopted a resolution approving the elimination of the Company's Series D Preferred Stock as set forth herein:

                  "RESOLVED, that, (i) upon the consummation of the Exchange, none of the authorized shares of Series D Preferred Stock or Series E
         Preferred Stock will be outstanding and none will be issued subject to the Certificate of the Designations, Powers, Preferences and Rights of
         the Series D Preferred Stock (the "Series D COD") and the Certificate
         of the Designations, Powers, Preferences and Rights of the Series E
         Preferred Stock (the "Series E COD"), respectively, and (ii) subject to the consummation of the Exchange, the Series D COD and the Series E COD
         be, and each of them hereby is, cancelled, and that any officer of the
         Company be, and each of them individually hereby is, authorized and directed, in the name and on behalf of the Company, with the assistance of counsel, to prepare, execute and deliver to the Secretary of State of the State of Delaware, a certificate of elimination with respect to each of the Series D Preferred Stock and Series E Preferred Stock, as
         such officer shall in his or her discretion approve, such approval to be conclusively evidenced by the execution and delivery thereof, as required by the DGCL in order to effect the elimination of the Series D
         Preferred Stock and the

         Series E Preferred Stock, and any and all additional documents required to be filed therewith; and further..."

                  Fourth: In accordance with Section 151(g) of the General
Corporation Law of the State of Delaware, the Certificate of Incorporation is
hereby amended to eliminate all references to the Series D Preferred Stock of the Company.

                            (Signature Page Follows)

                  IN WITNESS WHEREOF, the Company has caused this Certificate of
Elimination to be executed and acknowledged in its corporate name by its duly authorized officer this 16th day of November, 2004.

                                By: /s/ Eric W. Golden
                                    -------------------
                                Name: Eric W. Golden
                                Title: Executive Vice President, General Counsel
                                       and Secretary